EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 12, 2008, with respect to the statements of condition including the related portfolios of Cohen & Steers REIT Income Portfolio, 2008-4, Diversified Healthcare Portfolio, Series 45, Energy Portfolio, Series 28, Financial Institutions Portfolio, Series 40, and Utility Income Portfolio, Series 25 (included in Van Kampen Unit Trusts, Series 808) as of November 12, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-153520) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                              GRANT THORNTON LLP


New York, New York
November 12, 2008